                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                ----------------

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 4)(1)


                            ELCOM INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   284434 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                ----------------




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)

[ ]    Rule 13d-1(c)

[X]    Rule 13d-1(d)



         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

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

-----------------------------------------------                           -------------------------------------------
         CUSIP NO.          284434 10 7                   13G                 PAGE     2     OF     5     PAGES
                            -----------                                               ---          ---
-----------------------------------------------                           -------------------------------------------

---------------------------------------------------------------------------------------------------------------------
      1    NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Robert J. Crowell

---------------------------------------------------------------------------------------------------------------------
      2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        (a) [ ]
                                                                                    (b) [ ]
                    Not Applicable

---------------------------------------------------------------------------------------------------------------------
      3    SEC USE ONLY



---------------------------------------------------------------------------------------------------------------------
      4    CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States

---------------------------------------------------------------------------------------------------------------------
           NUMBER OF                 5      SOLE VOTING POWER
            SHARES
                                                   5,138,328
                                -------------------------------------------------------------------------------------
         BENEFICIALLY                6      SHARED VOTING POWER
           OWNED BY
                                                     131,616
                                -------------------------------------------------------------------------------------
             EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
                                                   5,138,328
                                -------------------------------------------------------------------------------------
         PERSON WITH:                8      SHARED DISPOSITIVE POWER

                                                     131,616
---------------------------------------------------------------------------------------------------------------------
      9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
                    5,269,944
---------------------------------------------------------------------------------------------------------------------
     10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                       [ ]
                    Not Applicable
---------------------------------------------------------------------------------------------------------------------
     11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    17.5%
---------------------------------------------------------------------------------------------------------------------
     12    TYPE OF REPORTING PERSON*

                    IN
---------------------------------------------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 Pages
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                            ELCOM INTERNATIONAL, INC.
                            -------------------------

                        Schedule 13G of Robert J. Crowell


ITEM 1(a).        NAME OF ISSUER:

                  Elcom International, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  10 Oceana Way, Norwood, Massachusetts  02062


ITEM 2(a).        NAME OF PERSON FILING:

                  Robert J. Crowell


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  10 Oceana Way, Norwood, Massachusetts  02062


ITEM 2(c).        CITIZENSHIP:

                  United States


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value


ITEM 2(e).        CUSIP NUMBER:

                  284434 10 7


ITEM 3.

                  Not Applicable


                               Page 3 of 5 Pages

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ITEM 4.   OWNERSHIP.

          (a)      Amount beneficially owned:
                   5,269,944 shares of Common Stock
                   -----------------------------------------------------
          (b)      Percent of class:
                   17.5%
                   -----------------------------------------------------
          (c)      Number of shares as to which such person has:
                   (i)      Sole power to vote or to direct the vote  5,138,328
                                                                      ---------
                   (ii)     Shared power to vote or to direct the vote  131,616
                                                                        -------
                   (iii)    Sole power to dispose or to direct the disposition
                            of
                               5,138,328
                            ----------------------------------------------------
                   (iv)     Shared power to dispose or to direct the disposition
                            of
                               131,616
                            ----------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not Applicable


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable


ITEM 10. CERTIFICATION.

         Not Applicable


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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             February 14, 2000
                                             -----------------------------------
                                                               (Date)

                                             /s/ Robert J. Crowell
                                             -----------------------------------
                                                               (Signature)

                                             Robert J. Crowell
                                             -----------------------------------
                                                               (Name/Title)



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